August 13, 2026

Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, TX 77046-1173

The Bank of New York Mellon
Unit Investment Trust Division
240 Greenwich Street – 6E
New York, NY 10286

Re: Invesco Unit Trusts, Series 2492 (the “Trust”)

Ladies and Gentlemen:

We have acted as counsel for Invesco Capital Markets, Inc., as depositor, evaluator and sponsor (the “Depositor”) of the Trust, in connection with the deposit of securities therein pursuant to the Indenture referred to below, by which the Trust was created and the units of fractional undivided interest in and ownership of the unit investment trust series contained in the Trust (collectively, the “Units”) have been issued. Pursuant to the Indenture, the Depositor has transferred to the Trust either cash together with instructions for the Trustee to purchase certain securities, or certain securities and contracts or delivery statements relating to contracts to purchase certain securities together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Indenture. (All securities to be acquired by the unit investment trust series contained in the Trust, including contracts for the purchase of such securities and delivery statements with respect to such securities, are collectively referred to as the “Securities”).

In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trust, the deposit of the Securities and the issuance and sale of the Units: (a) the Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After May 2, 2024 (Including Invesco Unit Trusts, Series 2358 and Subsequent Series), and the Trust Agreement dated today relating to the Trust (collectively, the “Indenture”) among the Depositor, Invesco Investment Advisers LLC, as supervisor, and The Bank of New York Mellon, as trustee (the “Trustee”); (b) the Closing Memorandum relating to the deposit of Securities in the Trust, which includes a certification by an authorized officer of the Depositor with respect to certain factual matters contained therein (“Officer’s Certification”); (c) the Registration Statement on Form N-8B-2, as amended, or information required to be disclosed therein, relating to the Invesco Unit Trusts Series and Invesco Unit Trusts, Taxable Income Series of the Trust, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended; (d) the Registration Statement on Form S-6 (Registration No. 333-295985) filed with the Commission pursuant to the Securities Act of 1933, as amended, and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the “Registration Statement”); (e) the proposed form of final prospectus (the “Prospectus”) relating to the Units of the Trust series, which is expected to be filed with the Commission this day; (f) the Certificate of Incorporation and By-Laws of the Depositor, and amendments thereto; (g) certificates or electronic communications of public officials as to matters set forth upon therein, as applicable; and (h) such other documents and records as we have deemed necessary. In this regard, our responsibilities as counsel to the Depositor have not involved a review of any underlying documentation pertaining to the Securities.

We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Where matters are stated to be “to the best of our knowledge” or “known to us,” our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trust, their review of documents provided to us by the Depositor in connection with this engagement and inquiries of officers of the Depositor, the results of which are reflected in the Officer's Certification. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Securities held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor, nor have we reviewed court or governmental agency dockets for any indication of the same.

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject to limitations (i) as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) on the availability of equitable remedies.

Opinions expressed herein are strictly limited to matters arising under the laws of the State of New York and as to matters of federal law and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise. Based on and subject to the foregoing, we are of the opinion that:

1)	The Indenture has been duly authorized and executed and delivered by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

2)	The registration of Units on the registration books of the Trust by the Trustee has been duly authorized by the Depositor in accordance with the provisions of the Indenture and, when issued for the consideration contemplated therein, the Units will constitute fractional undivided interests in the Trust and will be entitled to the benefits of the Indenture. Upon payment of the consideration for the Units as provided in the Indenture and the Registration Statement, the Units will be validly issued, fully paid, and non-assessable by the Trust.

This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ MORGAN, LEWIS & BOCKIUS LLP